Exhibit 99.2
                CERTIFICATE OF CHANGE OF CONDITIONS


                                        IN THE MATTER of the Crown
                                        Minerals Act 1991

                                        AND

                                        IN THE MATTER of Petroleum
                                        Exploration Permit 38723
                                        in the name of Indo-Pacific
                                        Energy (NZ) Limited, Trans-
                                        Orient Petroleum Company (NZ)
                                        Limited and Gondwana Energy
                                        (NZ) Limited.


PURSUANT to section 36(l) of the Crown Minerals Act 1991, and acting under delegations of 4 November 1997 and 9 November 1998, the conditions specified in the second schedule to the above mentioned permit are hereby replaced with those attached to this certificate.


DATED at Wellington this 24  day of June 1999


SIGNED by Barrie John Fowke, Manager Crown Minerals

/s/ illegible
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

                          SECOND SCHEDULE
              PETROLEUM EXPLORATION PERMIT (PEP) 38723

1. The permit holder shall make all reasonable efforts to explore and delineate the petroleum resource potential of the permit area in accordance with good exploration and mining practice.

2. The permit holder shall comply with the work programme as detailed below:

     (a)  within 17 mouths of the commencement date of the permit:

          i reprocess a minimum of 50km of seismic data, in a manner consistent with the 1996 reprocessing exercise;

          ii re-evaluate prospects and leads on a seismic workstation, including quantification of amplitude anomalies and structural mapping;

          iii review relevant existing wells to identify potential net Mt Messenger sand pay and develop a sand distribution model in conjunction with the above workstation seismic interpretation;

          iv identify and high-grade leads for further seismic acquisition; and

          either

          make a firm commitment by notice in writing to the Secretary of Commerce to complete the work programme detailed in (b) below

          or

          surrender the permit.

     (b)  within 30 months of the commencement date of the permit:

          i    acquire a minimum of 8km of 2D seismic data;

          ii interpret the new data and identify and consider drilling targets;

          either

          make a firm commitment by notice in writing to the Secretary of Commerce to complete the work programme under
          (c) below and carry out the permitting of a well location

          or
          surrender the permit,

     (c)  within 36 months of the commencement date of the permit:

          i drill an exploration well to a minimum depth of 1600m unless geological or engineering constraints encountered whilst drilling make this unreasonable; and

          either

          submit to the Secretary of Commerce a satisfactory work programme for the remainder of the permit term

          or

          surrender the permit.